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                                                                    Exhibit 99.1
                              [Company Letterhead]

April 8, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

      Re:  Temporary Note 3T to Article 3 of Regulation S-X
           ------------------------------------------------

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Medallion Financial Corp. has obtained a letter of representation from Arthur Anderson LLP stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit.

Very truly yours,

Medallion Financial Corp.


By: /s/ James E. Jack
    -------------------------------
    Name: James E. Jack
    Title: Chief Financial Officer